Exhibit 99

PRIME MERIDIAN HOLDING COMPANY REPORTS

FOURTH QUARTER AND YEAR END 2014 RESULTS

TALLAHASSEE, FL., March 18, 2015 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (the “Company”), the parent bank holding company for Prime Meridian Bank (the “Bank”), today announced financial results for the quarter and year ended December 31, 2014. The Company reported net earnings of $1.0 million, or $0.59 per basic and $0.58 per diluted share for the year ended December 31, 2014, compared to net earnings of $1.1 million, or $0.77 per basic and $0.76 per diluted share, for the year ended December 31, 2013.

Highlights

•	The Company realized net earnings of $1.0 million for the year ended December 31, 2014, despite taking a net loan charge-off of $403,000 in connection with a $1.4 million impaired loan.

•	Net Interest Income grew 19.0% during 2014 to $7.5 million, due to a combination of higher loans balances and interest expense management.

•	Fourth quarter 2014 earnings were $545,000, up $247,000 from the fourth quarter 2013 and up $250,000 from the third quarter 2014.

•	Total assets of the Company were $210.4 million as of December 31, 2014, with a net loan portfolio of $151.9 million.

•	The Company grew its net loan portfolio by nearly $31 million, increasing its net loan portfolio by 25.3% over last year.

•	For the year ended December 31, 2014, the Return on Average Assets was 0.48%, the Return on Average Equity was 5.21%, and the net interest margin was 3.70%.

Net Interest Income

The Company reported net interest income of $2.0 million for the quarter ended December 31, 2014 compared to $1.7 million for the same period a year ago. The $344,000, or 20.2% increase, was driven by higher loan balances and modest gains in investment interest income. A $6,000, or 3.5%, decrease in interest expense also contributed to the higher net interest income.

Net interest income was $7.5 million for the year ended December 31, 2014, compared to $6.3 million for the prior year, a 19.0% increase year over year. The increase in net interest income for the year was driven by higher loan balances as the Company reported total net loans of $151.9 million at December 31, 2014 compared to $121.2 million at December 31, 2013. Also contributing to the increase in net interest income was an $84,000, or 10.0%, increase in investment interest income from securities. Interest expense decreased $43,000, or 6.1%, to $661,000 for the year ended December 31, 2014 due to a combination of a lower interest rate environment and a higher average balance of noninterest bearing deposit accounts in 2014.

The net interest margin was 3.70% for the year ended December 31, 2014, up from 3.55% for the year ended December 31, 2013, as an 8 basis points increase in the average yield on total interest-earning assets was complemented by a 7 basis points decrease in the average yield on total interest-bearing liabilities. Although there continues to be downward pricing pressure on loans, higher yields on securities resulted in the higher yield on total interest-earning assets.

Noninterest Income

For the quarter ended December 31, 2014, noninterest income increased $59,000 from the same period a year ago, due to a $16,000 increase in mortgage banking revenue and a $43,000 increase in gain on sale of securities.

For the year 2014, noninterest income decreased $149,000, or 17.3%, to $710,000. The decrease was primarily due to a $246,000 gain on sale of an SBA loan that was recorded during the first quarter of 2013 compared to no gain on sale of SBA loans in 2014. The Bank reported increases in other noninterest income categories, including a $34,000 increase in service charges and fees, a $46,000 increase in gain on sale of securities, and a $37,000 increase in other noninterest income, driven primarily by increases in credit card fees.

Noninterest Expense

Noninterest expense increased $162,000 from the fourth quarter of 2013 to the fourth quarter of 2014, due to a $50,000 increase in salaries and employee benefits, a $44,000 increase in professional fees, and a $68,000 increase in other noninterest expenses.

Noninterest expense increased $1.0 million from $4.9 million for the year ended December 31, 2013 to $5.9 million for the year ended December 31, 2014. The increase was primarily attributable to a $560,000, or 21.1%, increase in salaries and employee benefits and a $267,000 increase in professional fees.

For both reporting periods, the increase in salaries and employee benefits relates to additional personnel and the higher professional fees can be substantially attributed to both the Company’s first full year as an SEC reporting company and higher than normal legal costs associated with the resolution of one impaired loan. Full-time equivalent employees increased from 38 at December 31, 2013 to 42 at December 31, 2014 as the Company continues to position itself for further growth.

Financial Condition

Balance Sheet

As of December 31, 2014

(in thousands)

ASSETS		LIABILITIES AND STOCKHOLDERS’ EQUITY
Cash & Investments	$49,952	Deposits	$183,971
Loans, held for sale	1,871	Other Liabilities	3,520

Loans, net	151,869
Premises & Equipment	3,563	Total Liabilities	187,491
Other Assets	3,103

		Stockholders’ Equity	22,867

Total Assets	$210,358	Total Liabilities & Stockholders’ Equity	$210,358

As of December 31, 2014, the Company had grown to $210.4 million in total assets, $184.0 million in deposits, and $151.9 million in portfolio net loans. This compares to $206.5 million in total assets, $183.4 million in deposits, and $121.2 million in portfolio net loans as of December 31, 2013. Although the Bank did not experience significant growth in deposits or assets, this was anticipated due to the effect of one deposit account balance that increased to $23.9 million at December 31, 2013 in preparation for a November, 2014, election and then declined to $132,000 by December 31, 2014.

Loan growth was strong in 2014 across all sectors. The composition of the Bank’s loan portfolio consisted of the following at December 31, 2014 and 2013 (in thousands):

	As of December 31,
	2014		2013
	Amount	% of Total	Amount	% of Total
Commercial real estate	$52,661	34.2%	$44,796	36.4%
Residential real estate and home equity	51,858	33.7%	38,571	31.4%
Construction	15,876	10.3%	12,933	10.5%
Commercial	30,755	20.0%	24,651	20.0%
Consumer	2,877	1.8%	2,072	1.7%

Total Loans	$154,027	100.00%	$123,023	100.00%

Deferred loan costs, net	(60)		(69)
Allowance for loan and lease losses	(2,098)		(1,734)

Loans, net	$151,869		$121,220

Loans totaling $237,000 were deemed to be impaired under the Bank’s policy at December 31, 2014, while loans totaling $382,000 were deemed to be impaired under the Bank’s policy at December 31, 2013. At December 31, 2014, we had two non-accruing loans in the aggregate amount of $171,000, compared to no non-accruing loans at December 31, 2013. Net charge-offs totaled $383,000 for the year ended December 31, 2014, compared to $22,000 for the year ended December 31, 2013. The increase in the charge-off number is attributed to the one impaired commercial real estate loan that has since been resolved.

The provision for loan losses for the years ended December 31, 2014 and 2013, was $747,000 and $513,000, respectively. Management believes that the allowance for loan and losses (“ALLL”), which was $2.1 million, or 1.36% of gross loans, at December 31, 2014 is adequate.

Total stockholder’s equity was $22.9 million as of December 31, 2014, compared to $16.4 million as of December 31, 2013. Book value per share was $11.78 as of December 31, 2014, with 1,941,617 common shares outstanding. Equity capital increased in 2014 due to retention of earnings as well as $4.96 million of capital, net of expenses, raised in our public stock offering. As of December 31, 2014, the Bank was considered to be well capitalized with a Tier 1 Leverage Ratio of 9.52%, a 12.84% Tier 1 Leverage Risk-Based Capital Ratio and a 14.09% Total Risk-Based Capital Ratio, well above the current minimum capital ratios to be considered “well capitalized.”

“The degree to which a bank is considered strong and healthy is often determined by its resiliency,” said Sammie D. Dixon, President and CEO of Prime Meridian Holding Company. “Last year we showed how truly healthy we are. Over the course of 2014, we successfully navigated an impaired loan participation and maintained our deposit base, despite the anticipated loss of a large short term deposit. We ended the year ready to take on 2015. Our team is in place. Our numbers are good. Our outlook is very positive moving forward.”

About Prime Meridian Holding Company

Prime Meridian Holding Company headquartered in Tallahassee, Florida offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state chartered non-member bank. The Bank, founded in 2008, serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida, South Georgia, and South Alabama markets. The Bank has two office locations, both in Tallahassee, and 42 full time equivalent employees as of December 31, 2014. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates, and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Registration Statement on Form S-1, dated December 11, 2013, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	Year Ended December 31,
	2014	2013
	(Unaudited)
Assets
Cash & cash equivalents	7,555	34,166
Securities available for sale	42,397	44,071
Loans, held for sale	1,871	150
Loans, net	151,869	121,220
Federal Home Loan Bank stock	186	204
Premises & equipment, net	3,563	3,757
Deferred tax asset	362	426
Accrued interest receivable	624	516
Bank-owned life insurance	1,613	1,562
Other assets	318	401

Total Assets	210,358	206,473

Liabilities and Stockholder’s Equity
Noninterest-bearing demand deposits	43,148	59,011
Savings, NOW and money-market deposits	122,166	109,760
Time deposits	18,657	14,594
Other borrowings	2,699	5,719
Official checks	368	636
Other liabilities	453	392

Total Liabilities	187,491	190,112

Total Stockholders’ Equity	22,867	16,361

Total Liabilities and Stockholder’s Equity	210,358	206,473

Prime Meridian Holding Company and Subsidiary

Consolidated Statements of Earnings

(Dollars in thousands except per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

Interest income:
Loans	$1,963	$1,624	$7,134	$6,076
Securities	247	233	922	838
Other	1	16	60	56

Total interest income	2,211	1,873	8,116	6,970

Interest Expense:
Deposits	157	155	625	646
Other borrowings	7	15	36	58

Total interest expense	164	170	661	704

Net interest income	2,047	1,703	7,455	6,266
Provision for loan losses	(50)	110	747	513

Net interest income after provision for loan losses	2,097	1,593	6,708	5,753

Noninterest income:
Service charges and fees on deposit accounts	31	33	138	104
Gain on sale of SBA loans	—	—	—	246
Mortgage banking revenue	74	58	309	325
Gain on sale of securities available for sale	43	—	60	14
Other income	51	49	203	170

Total noninterest income	199	140	710	859

Noninterest expense:
Salaries and employee benefits	756	706	3,210	2,650
Occupancy and equipment	235	235	899	897
Professional fees	69	25	395	128
Other	392	324	1,394	1,186

Total noninterest expense	1,452	1,290	5,898	4,861

Earnings before income taxes	844	443	1,520	1,751
Income taxes	299	145	514	602

Net earnings	545	298	1,006	1,149

Basic earnings per share	$0.30	$0.20	$0.59	$0.77

Diluted earnings per share	$0.30	$0.20	$0.58	$0.76

Prime Meridian Holding Company and Subsidiary

Financial Highlights (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Unaudited)
Per Share Data:
Earnings per share - Basic	$0.30	$0.20	$0.58	$0.77
Earnings per share - Diluted	$0.30	$0.20	$0.59	$0.76
Book value per share	$11.78	$10.92	$11.78	$10.92
Weighted average basic shares outstanding	1,822,116	1,498,830	1,709,746	1,497,737
Weighted average diluted shares outstanding	1,826,345	1,504,093	1,726,662	1,518,618

Selected Performance Ratios and Other Data:
Return on average assets(1)	1.06%	0.65%	0.48%	0.62%
Return on average equity(1)	10.33%	7.34%	5.21%	7.08%
Average yield on earning assets	4.49%	3.95%	4.02%	3.94%
Net interest margin	4.14%	3.58%	3.70%	3.55%

	Year Ended December 31,
	2014	2013
Net charge-offs (recoveries) to average loans	0.28%	0.02%
Stockholders’ equity to total assets	9.34%	7.89%
Tier 1 leverage capital ratio (Bank)	9.52%	8.41%
Tier 1 risk-based capital ratio (Bank)	12.84%	12.41%
Total risk-based capital ratio (Bank)	14.09%	13.66%
Nonaccrual loans (in thousand)	$171,000	$—
Total nonperforming assets	$171,000	$—
NPAs / Assets	0.08%	0.00%

[1]	ROAA and ROAE are annualized

CONTACT:	Kathy Jones, Chief Financial Officer
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com